TABLE OF CONTENTS

Exhibit 15-1
Letter RE Unaudited Interim Financial Information

Table of Contents

EXHIBIT 15-1

May 11, 2001

MCN Energy Group Inc.
Detroit, Michigan

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of MCN Energy Group Inc. for the periods ended March 31, 2001 and 2000, as indicated in our report dated May 11, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is incorporated by reference in the following Registration Statements:

FORM	REGISTRATION NUMBER

Form S-8	333-02105 333-02107 33-21930-99

Form S-4	333-89175

Form S-3	333-47137 333-47139 333-45281 333-58834

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Detroit, Michigan